Exhibit 5.1

November 28, 2017

Andeavor Logistics LP

19100 Ridgewood Parkway,

San Antonio, TX 78259.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2022, $750,000,000 aggregate principal amount of 4.250% Senior Notes due 2027 and $500,000,000 aggregate principal amount of 5.200% Senior Notes due 2047 (collectively, the “Debt Securities”) of Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), and Tesoro Logistics Finance Corp., a Delaware corporation (together with the Partnership, the “Issuers”), and guarantees of the Debt Securities (the “Guarantees” and, together with the Debt Securities, the “Securities”) by the subsidiaries of the Partnership listed on Schedule I hereto (the “Guarantors”), we, as your counsel, have examined such corporate, limited partnership and limited liability company records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (i) the Debt Securities constitute valid and legally binding obligations of the Issuers, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (ii) the Guarantees constitute valid and legally binding obligations of the Guarantors, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

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We have relied as to certain factual matters on information obtained from public officials, officers of the Issuers and the Guarantors, and other sources believed by us to be responsible, and we have assumed that the Indenture under which the Securities were issued have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement relating to the Securities, dated November 16, 2017. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Schedule I

Green River Processing, LLC

Andeavor Field Services LLC

Andeavor Midstream Partners GP LLC

Andeavor Midstream Partners LP

Andeavor Midstream Partners Operating LLC

Andeavor Gathering I LLC

Tesoro Alaska Pipeline Company LLC

Tesoro Alaska Terminals LLC

Tesoro High Plains Pipeline Company LLC

Tesoro Logistics Northwest Pipeline LLC

Tesoro Logistics Operations LLC

Tesoro Logistics Pipelines LLC

Tesoro SoCal Pipeline Company LLC

Western Refining Logistics LP

Western Refining Wholesale, LLC

Western Refining Terminals, LLC

WNRL Finance Corp.

WNRL Energy GP, LLC

WNRL Energy, LLC

Western Refining Product Transport, LLC